EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Plutonian Acquisition Corp II on the amendment No.1 to Form S-1 of our report dated April 25, 2025 (except for Note 9 and Note 10 as to which the date is February 17, 2026 and Note 11 as to which the date is April 1, 2026), which includes an explanatory paragraph relating to  Plutonian Acquisition Corp II’s ability to continue as a going concern, with respect to our audit of the financial statements of Plutonian Acquisition Corp II as of February 28, 2025 and for the period from November 1, 2024 (inception date) through February 28, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

April 1, 2026